As filed with the Securities and Exchange Commission on May 27, 2011
Registration No. 333-167192

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

POST-EFFECTIVE
AMENDMENT NO. 1
to
FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
GENON ENERGY, INC.
(Exact name of registrant as specified in its charter)

Delaware	4911	76-0655566
(State or other	(Primary Standard Industrial	(I.R.S. Employer
jurisdiction of	Classification Code Number)	Identification Number)
incorporation or
organization)
1000 Main Street
Houston, Texas 77002
(832) 357-3000
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Michael L. Jines
Executive Vice President,
General Counsel and Corporate Secretary
and Chief Compliance Officer
GenOn Energy, Inc.
1000 Main Street
Houston, Texas 77002
(832) 357-3000
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Michael P. Rogan, Esq.
Frank E. Bayouth, Esq.
Skadden, Arps, Slate, Meagher & Flom LLP
1000 Louisiana, Suite 6800
Houston, Texas 77002
(713) 655-5100

Approximate date of commencement of proposed sale of the securities to the public: The registrant registered 527,887,901 shares of common stock, par value $0.001 per share, of the registrant in connection with the merger of Mirant Corporation (renamed GenOn Energy Holdings, Inc. on the closing date of the merger) with and into a wholly owned subsidiary of the registrant on December 3, 2010. The registrant is hereby amending this registration statement to deregister 113,641,537 shares of common stock of the registrant that remain unissued under the Registration Statement on Form S-4 (No. 333-167192) as of the effective date of this Post-Effective Amendment No. 1.
If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting Company ☐
(Do not check if a smaller reporting company)
This Post-Effective Amendment No. 1 to Registration Statement on Form S-4 (No. 333-167192) shall hereafter become effective in accordance with the provisions of Section 8(c) of the Securities Act of 1933, as amended.

DEREGISTRATION OF SECURITIES
On December 3, 2010, GenOn Energy, Inc. (the “Company”) completed the previously announced merger (the “Merger”) of Mirant Corporation (renamed GenOn Energy Holdings, Inc. on the closing date of the Merger) (“Mirant”) with and into a wholly owned subsidiary of the Company (“Merger Sub”) pursuant to the Agreement and Plan of Merger, dated April 11, 2010, among the Company, Mirant and Merger Sub (the “Merger Agreement”).
As a result of the consummation of the transactions contemplated by the Merger Agreement, the Company has terminated the offering of common stock of the Company, par value $0.001 per share (“GenOn Common Stock”), pursuant to the Registration Statement on Form S-4 (No. 333-167192) (the “Registration Statement”), under which the Company registered 527,887,901 shares of GenOn common stock to be issued in connection with the Merger. Accordingly, pursuant to the undertakings contained in the Registration Statement to remove from registration, by means of a post-effective amendment, any of the securities being registered that remain unsold at the termination of the offering, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to deregister 113,641,537 shares of GenOn common stock that remain unissued under the Registration Statement as of the effective date of this Post-Effective Amendment No. 1.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this Post-Effective Amendment No. 1 to Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Houston, State of Texas, on the 27th day of May, 2011.

GENON ENERGY, INC.
By:	/s/ Michael L. Jines
Michael L. Jines
Executive Vice President, General Counsel and Corporate Secretary and Chief Compliance Officer
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to Form S-4 has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Edward R. Muller Edward R. Muller	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	May 27, 2011

/s/ J. William Holden J. William Holden	Executive Vice President and Chief Financial Officer (Principal Financial Officer)	May 27, 2011

* Thomas C. Livengood	Senior Vice President and Controller (Principal Accounting Officer)	May 27, 2011

* E. William Barnett	Director	May 27, 2011

* Mark M. Jacobs	Director	May 27, 2011

* Steven L. Miller	Director	May 27, 2011

* Laree E. Perez	Director	May 27, 2011

* Evan J. Silverstein	Director	May 27, 2011

By:	/s/ Michael L. Jines
Michael L. Jines
As Attorney-in-Fact